Exhibit 10.1
BANK OF GRANITE
SUMMARY OF AMENDMENTS TO THE
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     On December 17, 2007, the Board of Directors (the “Board”) of Bank of Granite Corporation (the “Company”) and its banking subsidiary, Bank of Granite (the “Bank”), acting upon the recommendation of the Compensation Committee of the Board, approved amendments to the Bank’s nonqualified Supplemental Executive Retirement Plan (the “Plan”), effective January 1, 2008 for officers who are employees of the Bank. As amended, the Plan will be structured as a defined benefit plan rather than a defined contribution plan. The formula for computing the annual benefit will be the lesser of 30% of the Final Salary, as previously defined by the Plan, or $150,000 for the Chief Executive Officer and Executive Vice Presidents, and the lesser of 25% of the Final Salary or $110,000 for all other participants. Officers who were participants prior to January 1, 2008 will receive the greater of the annual benefit as computed above or their annual benefit as determined before the amendments.
     The vesting period for participants will remain at a period of 7 years; however, the participant will be vested in the accrued or earned benefit rather than his or her liability account balance.
     Under the amended plan, the death benefit will end at termination of service, which is defined as any termination other than early retirement. Upon a termination of service, the participant will receive the vested percentage of his or her accrued benefit as computed under Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions”.
     In the event of a Change of Control (as defined in the amended plan), participants will receive the present value of the future projected benefits paid in a lump-sum if the participant is terminated from service as a result of the Change of Control, rather than receiving the vested percentage payable at normal retirement age.
     Although the amendments have been approved by the Board of Directors and will be effective as of January 1, 2008, as of the filing date of Bank of Granite Corporation’s Form 10-Q for the quarterly period ended March 31, 2008, the Bank has not finalized the plan document incorporating the approved amendments to the Supplemental Executive Retirement Plan. When finalized, the amended plan must be approved by each participant.